As filed with the Securities and Exchange Commission on May 23, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SCHLUMBERGER N.V.

(Schlumberger Limited)

(Exact name of registrant as specified in its charter)

Curaçao	52-0684746
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

42, rue Saint-Dominique Paris, France	75007

5599 San Felipe Houston, Texas, United States of America	77056

62 Buckingham Gate, London, United Kingdom	SW1E 6AJ

Parkstraat 83, The Hague The Netherlands	2514 JG
(Addresses of Principal Executive Offices)	(Zip Codes)

SCHLUMBERGER 2017 OMNIBUS STOCK INCENTIVE PLAN

(Full title of the plan)

Saul R. Laureles

Director, Corporate Legal

Schlumberger Limited

5599 San Felipe

Houston, Texas 77056

(713) 513-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (2)	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common stock, par value $0.01 per share (2)	30,000,000 shares	$71.29	$2,138,700,000	$247,875.33

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to 457(c) and 457(h)(1), based on the average of the high and low prices for the common stock of Schlumberger Limited reported on the New York Stock Exchange on May 18, 2017.
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also include such additional indeterminate number of shares of common stock that may become issuable under the Schlumberger 2017 Omnibus Stock Incentive Plan as a result of stock splits, stock dividends or similar transactions.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

See Item 2.

Item 2.	Registrant Information and Employee Plan Annual Information.

The document(s) containing the information required by Item 1 of Form S-8 and the statement of availability of Registrant information and other information required by Item 2 of Form S-8 will be sent or given to employees as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Registrant will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Registrant will furnish to the Commission or its staff a copy of any or all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

This Registration Statement incorporates herein by reference the following documents, which have been filed with the Commission by the Registrant (SEC File No. 001-04601) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed on January 25, 2017;

(b)	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed on April 26, 2017;

(c)	the Registrant’s Current Reports on Form 8-K filed on January 19, 2017, and April 5, 2017; and

(d)	The description of the Registrant’s Common Stock contained in the Registrant’s Current Report on Form 8-K filed on April 29, 2005.

Each document filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Article 10 of Schlumberger’s Articles of Incorporation and Article V of Schlumberger’s Amended and Restated By-Laws contain provisions providing for indemnification of Schlumberger’s directors, officers, employees and agents. Article 10 of the Articles of Incorporation permits (but does not require) Schlumberger to indemnify directors, officers, employees and agents, except that indemnification is mandatory with respect to a present or former officer or director in the event of a change of control or if such present or former officer or director has been successful on the merits or otherwise in the defense of any action, suit or proceeding. Article V of Schlumberger’s Amended and Restated By-Laws contains mandatory indemnification for current and former directors and officers as described below.

To the fullest extent permitted by applicable law, Schlumberger will indemnify any current or former director or officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Schlumberger) by reason of the fact that he or she is or was a director or officer of Schlumberger, or is or was a director of any subsidiary of Schlumberger or an officer appointed or elected by the board of directors of Schlumberger or of a subsidiary, or is or was any such officer or director of Schlumberger or of a subsidiary of Schlumberger serving at the request of Schlumberger as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Schlumberger, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of Schlumberger, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful; provided, however, that, except with respect to proceedings to enforce rights to indemnification and advancement, Schlumberger will indemnify any such person in connection with a proceeding (or part thereof) initiated by such person (including claims and counterclaims, whether such counterclaims are asserted by (a) such person, or (b) Schlumberger in a proceeding initiated by such person) only if such proceeding (or part thereof) was authorized by the Board of Directors of Schlumberger. Schlumberger is required to indemnify any present or former officer or director of Schlumberger to the fullest extent allowed by the preceding paragraphs in the event of a “Change of Control.” “Change of Control” means a change in control of Schlumberger, which will be deemed to have occurred if at any time (i) any entity, person or organization is or becomes the legal or beneficial owner, directly or indirectly, of securities of Schlumberger representing 30% or more of the combined voting power of Schlumberger’s then outstanding shares without the prior approval of at least two-thirds of the members of the Board of Directors in office immediately prior to such entity, person or organization attaining such percentage interest; (ii) Schlumberger is a party to a merger, consolidation, share exchange, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter; or (iii) during any 15-month period, individuals who at the beginning of such period constituted the Board of Directors (including for this purpose any new director whose election or nomination for election by Schlumberger’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors.

To the fullest extent permitted by applicable law, Schlumberger will indemnify any current or former director or officer of Schlumberger who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Schlumberger to procure a judgment in Schlumberger’s favor by reason of the fact that such person is or was a director, officer, employee or agent of Schlumberger, or is or was serving at the request of Schlumberger as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or entity against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Schlumberger and except that no indemnification may be made in respect of any claim, issue or matter as to which such person has been finally adjudged to be liable to Schlumberger for improper conduct unless and only to the extent that the court in which that action or suit was brought or any other court having appropriate jurisdiction determines upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for those expenses, judgments, fines and amounts paid in settlement which the court in which the action or suit was brought or such other court having appropriate jurisdiction deems proper. Schlumberger is required to indemnify any present or former officer or director to the fullest extent allowed by this paragraph in the event of a Change of Control (as defined above).

Any indemnification under the preceding two paragraphs in this item (unless ordered by a court) may be extended to current or former employees or agents of Schlumberger or a subsidiary of Schlumberger only as authorized by the Chief Executive Officer or by contract approved, or by-laws, resolution or other action adopted or taken, by the board of directors or by the stockholders.

Expenses (including attorneys’ fees) incurred by a present or former director or a present officer of Schlumberger or any subsidiary of Schlumberger in defending any civil or criminal, administrative or investigative action, suit or proceeding will be paid by Schlumberger in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by Schlumberger.

Schlumberger may pay such expenses (including attorneys’ fees) incurred by former officers or other employees and agents upon such terms and conditions, if any, it deems appropriate.

The indemnification and advancement of expenses described above are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and, unless otherwise provided when authorized or ratified, continues as to a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of that person.

Schlumberger has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Schlumberger, or is or was serving at the request of Schlumberger in such a capacity for another corporation, partnership, joint venture, trust or other enterprise or entity against any liability asserted against that person and incurred by that person in any of those capacities or arising out of such person’s status as such, whether or not Schlumberger would have the power to indemnify such person against such liability.

References to Schlumberger include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or entity, stands in the same position with respect to the resulting or surviving corporation as such person would have had with respect to such constituent corporation if its separate existence had continued.

References to “other enterprises” includes employee benefit plans; references to “fines” includes any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of Schlumberger” includes any service as a director, officer, employee or agent of Schlumberger which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan will be deemed to have acted in a manner “not opposed to the best interests of Schlumberger.”

A member of the Board of Directors, or a member of any committee designated by the Board of Directors, will, in the performance of such member’s duties, be fully protected in relying in good faith upon the records of Schlumberger and upon such information, opinions, reports or statements presented to Schlumberger by any of Schlumberger’s officers or employees, or committees of the Board of Directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of Schlumberger.

In addition, Schlumberger maintains directors’ and officers’ liability insurance which insures against certain liabilities that the officers and directors of Schlumberger may incur in such capacities.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following documents are filed as a part of this Registration Statement or incorporated by reference herein:

Exhibit No.	Description

4.1	Articles of Incorporation of Schlumberger Limited (Schlumberger N.V.), as last amended on April 6, 2016 (incorporated by reference to Exhibit 3.1 to Schlumberger’s Current Report on Form 8-K filed on April 6, 2016).

4.2	Amended and Restated Bylaws of Schlumberger Limited (Schlumberger N.V.), as last amended on January 19, 2017 (incorporated by reference to Exhibit 3.1 to Schlumberger’s Current Report on Form 8-K filed January 19, 2017).

4.3	Schlumberger 2017 Omnibus Stock Incentive Plan (incorporated by reference to Appendix B to Schlumberger’s definitive proxy statement for the 2017 Annual General Meeting of Stockholders held on April 5, 2017).

5	Opinion of STvB Advocaten (Curaçao), N.V. as to the legality of the shares of common stock being registered (filed herewith).

Exhibit No.	Description

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm (filed herewith).

23.2	Consent of STvB Advocaten (Curaçao), N.V. (included in Exhibit 5).

24	Powers of Attorney (filed herewith).

Item 9.	Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 23, 2017.

SCHLUMBERGER N.V.
(Schlumberger Limited)

By:	/s/ Howard Guild
Howard Guild
Chief Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on May 23, 2017 in the capacities indicated.

*	*
Paal Kibsgaard Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	Helge Lund Director

*	*
Simon Ayat Executive Vice President and Chief Financial Officer (Principal Financial Officer)	Michael E. Marks Director

/s/ Howard Guild	*
Howard Guild Chief Accounting Officer	Indra K. Nooyi Director
(Principal Accounting Officer)

*	*
Peter L.S. Currie Director	Lubna S. Olayan Director

*	*
Miguel M. Galuccio Director	Leo Rafael Reif Director

*	*
V. Maureen Kempston Darkes Director	Tore I. Sandvold Director

*	*
Nikolay Kudryavtsev Director	Henri Seydoux Director

*By:	/s/ Howard Guild
Howard Guild Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

4.1	Articles of Incorporation of Schlumberger Limited (Schlumberger N.V.), as last amended on April 6, 2016 (incorporated by reference to Exhibit 3.1 to Schlumberger’s Current Report on Form 8-K filed on April 6, 2016).

4.2	Amended and Restated Bylaws of Schlumberger Limited (Schlumberger N.V.), as last amended on January 19, 2017 (incorporated by reference to Exhibit 3.1 to Schlumberger’s Current Report on Form 8-K filed January 19, 2017).

4.3	Schlumberger 2017 Omnibus Stock Incentive Plan (incorporated by reference to Appendix B to Schlumberger’s definitive proxy statement for the 2017 Annual General Meeting of Stockholders held on April 5, 2017).

5	Opinion of STvB Advocaten (Curaçao), N.V. as to the legality of the shares of common stock being registered (filed herewith).

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm (filed herewith).

23.2	Consent of STvB Advocaten (Curaçao), N.V. (included in Exhibit 5).

24	Powers of Attorney (filed herewith)